Smoove Xperience

An AI-powered all-in-one travel app for a simple way to plan, book, and manage your entire journey with unique curated experiences. Awesome experiences, simplified...


xperience
Awesome Travel Xperiences Simplified

Invest

$99.45 minimum investment

DEADLINE: July 29, 2022

in 2 months

SHARE PRICE

$1.53

TOTAL RAISED

$29,426

VALUATION

$20,835,597

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Planning a vacation is not the easiest thing on earth. We get it. That's why we built Smoove Xperience.


xperience
Awesome experiences. Simplified...

Smoove Xperience ("SmooveX") aims to be an **all-in-one travel super app** with everything a traveler might need, from travel guides to itinerary planner to in-trip tools, local deals and more. We aim **to simplify the research, planning and booking processes**, so our users get to **focus on exploring, discovering, and experiencing new things** on their travels.


Awesome experiences. Simplified...
So you get to focus on exploring, discovering and experiencing new things on your travel.


"We see evidence of pent-up demand for travel. Consumers are desperate to get on the road again, and industry players that tap into the opportunities are grabbing share."
Andrew van der Feltz, Expedia Group Media Solutions

INVESTMENT HIGHLIGHTS

- Travel apps have already successfully been built around the world. But most fail to provide a frictionless integrated app encompassing the full travel experience from exploration and planning to in-destination guides and tools to post-journey reviews and social sharing.
- Smoove Xperience aims to help travelers plan and manage their trips for lasting memories through recommendations, curate travel guides and user-generated content, itinerary planning tools, local deals, and promotions and more via an AI-powered travel app.
- The global travel market size was $1.7 trillion in 2019 (source: UNWTO - World Travel Organization). The online travel market was $432.14 billion in 2020 and forecasted to almost double to $833.62 billion in 2025 (source: Statista).
- The Company started to generate revenue in May 2021 operating only in Singapore. In 2022, we plan to expand our reach to Hong Kong, Australia, New Zealand, and Oceania markets. We envision building up our competencies to later launch in the US market.
- Experienced executive team with over 120 years' hands-on in travel, technology, and payment industries, who are uniquely qualified to take the Company to the next level.
- Selected for the October 2021 Series Seed cohort of the Newchip Accelerator program based in Austin, Texas, USA.
- Selected for 500 Startups Global Launch San Francisco Batch 4 Growth Track program in January 2022.

PROBLEM

Planning an overseas vacation for the average traveler is really tough, and dealing with multiple sources of information and tools can be really frustrating...



Information Overload
Fragmented sources of information from all over the internet, with little certainty over the reliability of the information.



Data Silos and Decentralised Platforms
Require the use of different platforms to plan, book and manage the entire journey, thus struggling to organise and keep track.



Unfamiliar with Local Tools and Apps
Home navigation apps might not work well at foreign destination. Average traveller uses 8-10 different apps during journey, causing plenty of hassle and friction.

SOLUTION

Everything you need to plan a vacation, in one app.

The SmooveX app aims to **simplify the traveler's entire journey** by digitizing users' scenes and local supply chains to provide travelers with seamless journeys and lasting memories. Our app aims to provide a unique **"Information + Tools + Transactions"** model to satisfy the needs to the international traveler.


Information &
Itinerary
Pre-trip
Services
Flight & Hotel
Booking
Travel
Guides
Itinerary
Planner
e-Visa
COVID
Test
Travel
Wifi
OTA
OTA
Post
Trip
Social
Sharing
Information
Tools
Transactions
Payment
Tax
Refund
Route
Planning
Limousine
Emergency
Service
eStore
Attractions
& Tours
Payment &
Rebates
In-trip
Tools
Attractions &
Experiences


AIRPORT
xperience
TAXI
Awesome experiences. Simplified...


"If you want to attract more travellers, don't give them more information. Give them inspiration. There's plenty of information out there—too much to sort through. They're looking for curators to help them pinpoint travel experiences that are right for them. Don't just tell them what they'll get while they're there—tell them what they'll take home at the end of the journey."
Daniel Levine, Travel Trends Expert

HOW IT WORKS

We started from the ground up to envision and build the SmooveX app by mapping the 5 essential stages of a traveler's journey: 1) Dreaming Moments, 2) Planning Moments, 3) Shopping Moments, 4) Experiencing Moments, 5) Sharing Moments.


Sharing Moments
Dreaming Moments
Experiencing Moments
Planning Moments
BUY
Shopping Moments

Dreaming Moments:

Everyone loves a great vacation. When you don't know where to go for your next vacation, be inspired by our curated travel guides and other travelers' recommendations. Browse through the gorgeous imagery, videos and travel content and start dreaming about your next trip! Check out the special offers and experiences that we will recommend for you, and we also plan for you to enjoy rebates and rewards when you book with us.

Planning Moments:

So, you have nailed down the destination for your next great vacation, now you gotta plan when to travel, how long to spend, how to get there, and the places to visit or things to do when you get there. Explore the recommended itineraries for your dream destination and copy those itineraries or better still reference them and customize to fit your preferences using the planned SmooveX smart itinerary planner. You will even be able to book your trip with one tap!

Shopping Moments:

Compare the various offers for your chosen destination and itinerary, book and pay for your trip in a few simple taps. Flights, accommodation, attraction tickets, tours, activities, unique experiences, eVisa application, COVID pre-departure tests etc., we aim to have you covered! Don't forget to get your travel insurance, book your travel Wifi plan and emergency services, all in our envisioned one frictionless flow!

Experiencing Moments:

Explore, discover, and experience new things on your travels. Keep up to speed with all your schedules, tickets, and trip updates with our intended smart itinerary planner. Don't know where to go, what to see, what to do or where to eat? Done! We plan to provide local recommendations and deals. Stay connected with travel Wifi and share your photos and video real-time to your friends and family. We are building a multi-currency wallet, so you avoid exorbitant forex charges and fraudulent transactions. We envision you can use the SmooveX app to do your entire route planning, navigation, weather check or even emergency help!

Sharing Moments:

Now that your trip is over, you are dying to tell the world what you did. Where once that meant showing photos or a carousel of slides to a small group in their living room, these days a photo or video can be shared around the world. We plan that with one tap, travelers will be able to share their travel experiences to their favorite social media accounts, be it photos, videos, reviews or recommended itineraries.



Guide
Boston
What to Do
Guides
3 Must-visit in Boston
Jane Austin
Boston is one of the oldest cities in the USA, andremnants of its history are still easy to find today while wandering around the city streets.
NORTH END
Tips and Guides
COVID-19: How to Travel in 2021
Read more
Essential services
VISA
E-Visa application
COVID test booking
Booking
Flights
Hotels
Rail
Attractions
Car Rental
Tours & Activities
Cruise
Transfer
To turkey for free
Read more
Promotions in August
To Norway
Water of your dreams
Japan
Information
Tools
Transactions


"It's true that people want authentic experiences, and it even goes a step further. They want something where they can take pictures and videos and share them on social media and one-up their friends. They want to do something their friends haven't done."
Paul Cohen, Travel Consultant

BUSINESS MODEL

Smoove Xperience aspires to be the leading **travel super app** in Asia, **giving travelers** a **simple** and **trusted** way to c**onveniently book and experience** thousands of popular attractions, local experiences, and services around the world.

Content is the engine of our business model and the **driver** for our 3 revenue sources. We have an **in-house team** producing quality travel guides and content, and we aim to also work with **travel bloggers** and **social media influencers** for user generated content ("UGC") and leveraging of their followers for additional traffic. Our target markets are Millennial and Gen Z Free Independent Travellers ("FIT"), so digital marketing and social media marketing fits perfectly for these users.

The **SmooveX web** and **app-based platforms** will allow our users to **book** flights, experiences, accommodation, attraction tickets, tours, activities, and other ancillary services for which we plan earning commission revenues. As the users on our platform grow, SmooveX aims to provide **advertising service** to travel brands and lifestyle service providers on the platform, and **affiliate marketing services** to service providers for ancillary products and other services.

Travel Marketplace

Commission and markups made on wholesale prices from travel suppliers and service providers.

Advertising

Platform for merchants in various categories to target consumers via coupons, map listings, sponsored campaigns etc.

Affiliate Marketing

Referral fees generated from partnerships with ancillary service providers and marketing campaigns.

MARKET OPPORTUNITY

The International Tourism market was a huge **$1.7 trillion in 2019**, with 65% bookings made online.

Prior to the global COVID pandemic, there were **1,460 million** international tourist arrivals in 2019, contributing tourism receipts of **$1,481 billion**. The Online Travel Market dropped to $432.14 billion in 2020 due to pandemic travel restrictions, but is projected to grow to **$833.52 billion in 2025**, a growth of about 93% in that period. **Tours, Activities and Attractions** is forecast to be the **fastest growing segment** at over 9% CAGR.

Our **key market focus** will be on the **Tours, Activities, and Attractions** segment in the **Asia Pacific** and **North America** markets. In 2022, we plan to focus on Singapore, Hong Kong, New Zealand, and Australia as our main traveller source and destination markets, with a combined market value of $93.2 billion in 2019. We also plan to build up our competencies in USA and aim to launch the North American markets in the near future (source: UNWTO - United Nations World Travel Organization and Statista).



150
billion USD
Global Tours, Activities and Attractions Market in 2019.
833
billion USD
Global Online Travel Market in 2025
1.7
trillion USD
international tourism export in 2019

TRACTION

- **Seed investment of $1.3 million** from Asian investors in 2020 and 2021.
- Launch of **SmooveX Beta app** version on IOS App Store and Google Play Store in April 2021.
- Generated **revenues of $1.17 million** from May to December 2021, providing pre-departure COVID testing and travel Wifi services in Singapore.
- **Strategic relationships** with key players in the travel and ancillary industries:
  – GlobalTiX, Musement, Sherpa, Travel Lab, Trip Factory
  – EuropAssist, China T-Union
  – Fullerton Health, YogoFi travel WiFi
  – Memorandum of Understanding to assist in the re-launch of inbound travel to Pacific islands, Australia and New Zealand destinations
- Selected into start-up accelerator programs in the US:
  – **Newchip Accelerator program** (October 2021 Series Seed cohort)
  – **500 Start-ups Global Launch San Francisco** (January 2022)

PRESS MENTIONS

- **Ticker News** – 20 December 2021
  Smoove Travel – Settle Tests and Certification Pre Flight
- **Travel Weekly Asia** – 01 November 2021
  App, App, and Away! Click to Get Certified to Fly.
- **Money FM 89.3** – 22 July 2021
  Building a travel app during a global pandemic
- **Travel Trade Gazette Asia** – 19 July 2021
  New AI-powered app aims to create Smoove Xperience for travellers
- **Travolution** – 04 June 2021
  Greg Duffell joins Smoove Xperience fintech to disrupt 'old school' tourism
- **PRWeb** – 11 December 2020
  Smoove Xperience announces appointment of new Board Directors

TEAM



Greg Duffell

Co-founder & Group CEO

Influential leader and serial entrepreneur in travel and fintech.

More than 35 years' experience in the travel industry. Former CEO of PATA, IndoChina Travel Services and other senior roles with Emirates/dnata, Thomas Cook Group, Budget Rent A Car etc. Co-founder of Silicon Valley tech start-up and head of a digital animation studio in Hollywood. Mentored several travel start-ups.



Matthew Chan

Group COO

Seasoned professional with over 25 years exposure in Asia and Europe.

Over 25 years' experience in e-commerce travel, payments, and tech industries. Held leadership roles in UOB Bank, Singtel, American Express, FJ Benjamin, Standard Chartered Bank, First Data, and HonestBee.



Michael Tan

Product Head & Co-founder

Seasoned technopreneur with extensive experience in APAC.



Francis Ong

Co-founder & CFO

Senior IT industry executive focussed on the Southeast Asian market.

Over 25 years consulting and investment experience in Asia, dealing with MNCs, SMEs and start-ups. Former President of Phicomm Asia Pacific, and other senior roles with Hupomone Capital Partners, Adecco Group. Mentor with 500 Start-ups.

More than 25 years in sales and operations management in IT industries. Former Deputy CEO of Hitachi Systems Digital Services covering the Southeast Asia markets. Previously senior sales lead roles with IBM, Datacraft etc.

Board Advisors



Peter Tarlow
Advisor

International Tourism security and safety expert.

A world-renowned speaker and expert, specializing in the impact of crime and terrorism on the tourism industry, event and tourism risk management and tourism, and economic development. Founder & President of Tourism & More, an industry publication.



Cathy Holler
Advisor

Premium adventure and luxury travel specialist.

35 years' experience in the high-end travel market, working for hotels (Four Seasons, Fairmont) tour companies (Brennan Tours, Travcoa etc.) DMC (SNV), tourism boards (Tourism Whistler) and retail travel agencies (Tully, Virtuso etc.). President & CEO of Momenti Travel.


We are all travellers. Let all roads lead to your
destination. When it comes to travel, consumers quite l
iterally have the world at their fingertips. However,
navigating unlimited options can be complicated. That's
where we come in. The SmooveX app aims to simplify and
provide a seamless process for travellers at multiple points
on their journey from dreaming to discovering.

EARLY BIRD DISCOUNT

Investors who participate in the offering on or before June 3, 2022, will receive an early bird discount and be able to invest at a purchase price of $1.53 per share, which equates to a $20.84 million pre money valuation; and investors who participate in the offering after June 3, 2022 will invest at a purchase price of $1.70 per share, which equates to a $23.15 million pre money valuation

USE OF PROCEEDS

If the offering's maximum amount of $1,069,999 is raised:

Use	Value	% of Proceeds
Recruitment of staff (C-Suite, IT, Marketing & Sales, Customer Service)	$310,300	29.0%
Marketing & Sales, Customer Acquisition	$267,500	25.0%
Technology R&D, updating Mobile App	$256,800	24.0%
Admin, T&E	$108,070	10.1%
Legal & Professional	$74,899	7.0%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Class 2 Common Stock, under registration exemption 4(a)(6), in Smoove Xperience, Inc.. This offering must raise at least $10,000 by July 29, 2022 at 11:00pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Smoove Xperience may issue additional securities to raise up to $1,069,999, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

14,317,383 shares
× $1.53 per share

$21,905,596 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

> Form C on April 29, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

May 20, 2022	Smoove Xperience Welcomes World-renowned...
Apr 29, 2022	Filed Form C
Apr 25, 2022	Primary offering of 699,346 shares at $1.53

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